Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports a 38% Increase in First Quarter Fiscal 2015 Diluted Earnings Per Share

  Consolidated comparable store sales increase 2%
  Pretax income increases $1.7 million to $7.1 million
  Retail gross margin improves 330 basis points to 46.8%

ST. LOUIS--(BUSINESS WIRE)--May 5, 2015--Build-A-Bear Workshop, Inc. (NYSE:BBW) today reported results for the 2015 first quarter ended April 4, 2015.

First Quarter 2015 Highlights (13 weeks ended April 4, 2015 compared to the 13 weeks ended March 29, 2014):

  Consolidated net retail sales were $91.7 million, compared to $96.8 million in the 2014 first quarter reflecting the negative impact of the one-week calendar shift due to fiscal year 2014 having a 53rd week. In addition, foreign currency exchange rate fluctuations negatively impacted net retail sales by $1.9 million primarily due to the strengthening of the US dollar;
  Consolidated comparable store sales increased 2%, which included a flat performance in North America and a 13% increase in Europe. First quarter fiscal 2015 comparable store sales are compared to the thirteen-week period ended April 5, 2014;
  Retail gross margin improved to 46.8% from 43.5% in the 2014 first quarter;
  Pretax income improved to $7.1 million compared to $5.3 million in the 2014 first quarter. The 2015 results include a negative foreign currency impact of $1.5 million related to the re-measurement of the Company’s balance sheet;
  Net income increased by $1.8 million to $6.8 million, or $0.40 per diluted share, an improvement from $5.0 million or $0.29 per diluted share in the 2014 first quarter; and
  Adjusted net income was $8.3 million, or $0.49 per diluted share, compared to adjusted net income of $5.1 million or $0.29 per diluted share in the 2014 first quarter. (See Reconciliation of Net Income to Adjusted Net Income.)

Sharon John, Build-A-Bear Workshop’s Chief Executive Officer commented, “Our year is off to a solid start highlighted by positive consolidated comparable store sales growth, expansion in retail gross margin and a 38% increase in first quarter diluted earnings per share. This quarter represents our ninth consecutive period of improved operating performance demonstrating ongoing momentum due to the successful execution of our stated strategies.

“Our priority is to continue to focus on evolving to a position of sustained profitable growth and in the quarter, we made progress on several of our 2015 objectives including reaching an expanded consumer base more profitably with the introduction of successful proprietary and licensed product stories,” Ms. John continued. “We believe we are well positioned to continue our progress toward our stated goals through the balance of the year.”

Additional First Quarter Operating Highlights (13 weeks ended April 4, 2015 compared to the 13 weeks ended March 29, 2014):

  Total revenues were $93.4 million compared to $97.9 million in the 2014 first quarter reflecting the negative impact of the one-week calendar shift due to fiscal year 2014 having a 53rd week;
  Consolidated e-commerce sales rose 9% excluding the impact of foreign exchange; and
  Selling, general and administrative expenses totaled $37.2 million, or 39.9% of total revenues, including foreign currency losses of $1.5 million from the re-measurement of the Company’s balance sheet and $250,000 in management transition costs. This compares to $37.8 million or 38.6% of total revenues in the 2014 first quarter including $250,000 in management transition costs and $200,000 in foreign currency gains.

Store Activity

During the quarter, the Company closed eight stores and opened one location to end the period with 317 company-owned stores, including 257 in North America and 60 in Europe. The Company’s international franchisees ended the 2015 first quarter with 69 stores in 13 countries.

Balance Sheet

The Company ended the 2015 first quarter with cash and cash equivalents totaling $54.7 million and no borrowings under its revolving credit facility. In the quarter, the Company invested $3.0 million to repurchase 154,000 shares of its common stock. Total inventory at quarter end was $51.2 million compared to $44.1 million in the prior year. Inventory per square foot increased 16% compared to the prior year period due, in part, to early receipts of second quarter product launches.

In fiscal 2015, the Company continues to expect capital expenditures to be between $20 million to $25 million to support the refresh and repositioning of stores as well as investment in infrastructure. Depreciation and amortization is expected to be approximately $16 million to $18 million.

2015 Key Strategic Objectives:

To increase shareholder value, the Company expects to continue to execute its “MORE x 4” strategic plan which includes continuous improvement and strategic expansion initiatives in four key areas:

Expanding into More Places

The Company intends to continuously improve its real estate model by strategically evolving its store portfolio to align with market trends while selectively opening new locations and systematically refreshing its store base. To this end, the Company plans to open additional stores in high potential destinations such as tourist locations, outlet malls and shop-in-shops, which have proven more productive than traditional mall stores. In the first quarter, the Company solidified plans to open four stores in outlet centers with the first location expected to open in July in Rehoboth Beach, Delaware.

The Company expects to strategically expand its international presence by leveraging the improving strength in its company-owned stores to restructure and extend its international footprint. In 2015, the Company plans to enter new markets with both a redesigned franchise model and organic corporate expansion. In the first quarter of fiscal 2015, the Company successfully converted a previously franchised store to an owned location in Tivoli Gardens a popular tourist destination in Copenhagen, Denmark.

Targeting More People

The Company intends to continuously grow its business with its core three to twelve year-old consumer segment which represents a majority of current revenue. The Company will focus on initiatives that drive trial and increase repeat visits with an evolved segmentation, product development and marketing strategy. For example, during the important Valentine’s Day period, the Company saw positive results across all consumer segments, including the core, with its “Share your Heart” integrated product and marketing campaign.

The Company expects to strategically grow sales to consumers over twelve years-old with a focus on key categories including gift-giving, affinity and collectibles. This consumer segment currently represents over 20% of sales and has a tendency to over-index on less price-sensitive “gift-able” and on-line purchases. Therefore, the Company intends to leverage its e-commerce business to efficiently target these consumers. During the first quarter, the Company pre-launched online and subsequently in stores its Cinderella bear, the first in a series of limited edition collectible Disney princess bears. The Company successfully attracted the over twelve year-old affinity consumer as well as its core younger girls segment while establishing a new price-point threshold for the complete Cinderella product package.

Developing More Products

The Company intends to continuously improve and extend its efforts to develop high impact product stories coupled with integrated marketing programs that tend to garner higher price points, drive add-on purchases and create “play beyond the plush”. Shortly after Easter, the Company successfully introduced a proprietary Promise Pets collection with strong initial consumer response from the targeted segments of older girls and boys. Promise Pets is supported with a free mobile app that allows the child to virtually bring their furry friend to “life”, further building on the Company’s goal of extending brand interaction and creating “play beyond the plush”.

The Company also plans to strategically expand its presence and create new revenue and profit streams by launching an out-bound licensing program to leverage its strong brand equity. Out-bound licensing will enable the Company to extend its brand reach with new offerings in relevant categories and will provide consumers with “products beyond the plush”. During the first quarter, the Company signed agreements to sell Build-A-Bear branded products in key areas including fashions, confections, snack food and non-competitive toy categories. The Company expects to begin to realize limited revenue from royalties associated with the licensing agreements in the second half of the 2015 fiscal year with greater impact expected in the following year.

Driving More Profitability

The Company intends to continuously improve its value engineering initiatives to further optimize product margins while implementing new systems that should facilitate sales growth, increase efficiency and improve long term profitability. Through these efforts, the Company delivered pre-tax income of $7.1 million, an increase of $1.7 million over the prior year period, driven by a 330 basis point improvement in retail gross margin.

The Company expects to strategically expand its profitability by prioritizing incremental growth initiatives, like those discussed above, that leverage existing infrastructure, are primarily royalty-based, and/or allow for discrete pricing and are therefore comparatively margin-accretive.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on May 12, 2015. The telephone replay is available by calling (858) 384-5517. The access code is 13607537.

About Build-A-Bear Workshop, Inc.:

Founded in St. Louis in 1997, Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. There are approximately 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom, Ireland and Denmark, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, and Mexico. The company was named to the FORTUNE 100 Best Companies to Work For® list for the seventh year in a row in 2015. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $392.4 million in fiscal 2014. For more information, call 888.560.BEAR (2327) or visit the Investor Relations section of its website at buildabear.com®.

Forward-Looking Statements:

This press release contains forward looking statements that involve risks and uncertainties and the Company’s actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in the Company’s annual report on Form 10-K for the year ended January 3, 2015, as filed with the SEC, and the following:

  general global economic conditions may deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending;
  customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores;
  we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion;
  our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic;
  we may improperly obtain or be unable to adequately protect customer information in violation of privacy or security laws or customer expectations;
  we may be unable to generate comparable store sales growth;
  we may be unable to effectively operate or manage the overall portfolio of our company-owned stores;
  we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases;
  we may not be able to operate our international company-owned profitably;
  the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation;
  our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers;
  we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team;
  we are susceptible to disruption in our inventory flow due to our reliance on a few vendors;
  we may be unable to effectively manage our international franchises or laws relating to those franchises may change;
  we may fail to renew, register or otherwise protect our trademarks or other intellectual property;
  we are subject to risks associated with technology and digital operations;
  we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise;
  we may be unable to operate our company-owned distribution center efficiently or our third-party distribution center providers may perform poorly;
  high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability;
  our plans to leverage the Build-A-Bear brand to drive strategic expansion may not be successful;
  our market share could be adversely affected by a significant, or increased, number of competitors;
  we may suffer negative publicity or negative sales if the non-proprietary toy products we sell in our stores do not meet our quality or sales expectations;
  poor global economic conditions could have a material adverse effect on our liquidity and capital resources;
  fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; and
  we may be unable to repurchase shares of our common stock at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Income Statements
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	April 4,	% of Total	March 29,	% of Total
	2015	Revenues (1)	2014	Revenues (1)
Revenues:
Net retail sales	$91,664	98.1	$96,840	98.9
Franchise fees	551	0.6	670	0.7
Commercial revenue	1,178	1.3	432	0.4
Total revenues	93,393	100.0	97,942	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	48,792	53.2	54,700	56.5
Cost of merchandise sold - commercial (1)	360	30.6	198	45.8
Selling, general and administrative	37,240	39.9	37,800	38.6
Interest (income) expense, net	(51)	(0.1)	(62)	(0.1)
Total costs and expenses	86,341	92.4	92,636	94.6
Income before income taxes	7,052	7.6	5,306	5.4
Income tax expense	230	0.2	281	0.3
Net income	$6,822	7.3	$5,025	5.1

Income per common share:
Basic	$0.41		$0.29
Diluted	$0.40		$0.29
Shares used in computing common per share amounts:
Basic	16,399,397		16,701,723
Diluted	16,671,340		16,910,071

(1)	Selected income statement data expressed as a percentage of total revenues, except cost of merchandise sold - retail and cost of merchandise sold - commercial that are expressed as a percentage of net retail sales and commercial revenue, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	April 4,	January 3,	March 29,
	2015	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$54,679	$65,389	$41,903
Inventories	51,170	51,939	44,059
Receivables	8,182	11,461	10,761
Prepaid expenses and other current assets	13,891	15,611	9,639
Deferred tax assets	1,817	1,378	81
Total current assets	129,739	145,778	106,443

Property and equipment, net	59,223	62,766	65,596
Other intangible assets, net	252	304	472
Other assets, net	2,823	3,206	3,641
Total Assets	$192,037	$212,054	$176,152

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$23,504	$38,107	$20,384
Accrued expenses	18,666	24,058	11,446
Gift cards and customer deposits	31,982	34,268	29,070
Deferred revenue	2,739	2,654	4,677
Deferred tax liability	-	-	774
Total current liabilities	76,891	99,087	66,351

Deferred franchise revenue	890	945	1,124
Deferred rent	12,660	13,353	18,402
Other liabilities	1,155	1,044	318

Stockholders' equity:
Common stock, par value $0.01 per share	173	174	175
Additional paid-in capital	66,356	69,362	69,595
Accumulated other comprehensive income	(9,697)	(8,698)	(7,263)
Retained earnings	43,609	36,787	27,450
Total stockholders' equity	100,441	97,625	89,957
Total Liabilities and Stockholders' Equity	$192,037	$212,054	$176,152

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks
	Ended	Ended
	April 4,	March 29,
	2015	2014

Other financial data:
Retail gross margin ($) (1)	$42,872	$42,140
Retail gross margin (%) (1)	46.8%	43.5%
E-commerce sales	$3,249	$3,071
Capital expenditures (2)	$2,878	$1,106
Depreciation and amortization	$4,218	$4,508

Store data (3):
Number of company-owned retail locations at end of period
North America	257	256
Europe	60	60
Total company-owned retail locations	317	316

Number of franchised stores at end of period	69	83

Company-owned store square footage at end of period (4)
North America	713,605	716,861
Europe	86,188	86,859
Total square footage	799,793	803,720

Comparable store sales change (5)
North America	(0.2)%	(1.9)%
Europe	13.3%	(3.2)%
Consolidated	2.0%	(2.2)%

(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes our webstores. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom and Ireland and, beginning in 2015, Denmark.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage.
(5)	Comparable store sales percentage changes are based on net retail sales and exclude the impact of foreign exchange. Stores are considered comparable beginning in their thirteenth full month of operation. Comparable store sales percentage changes for the first quarter of 2015 are based on net retail sales as compared to the thirteen-week period ended April 5, 2014.

* Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic earnings and earnings per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Adjusted Net Income
(dollars in thousands, except share and per share data)

	13 Weeks	13 Weeks
	Ended	Ended
	April 4,	March 29,
	2015	2014
Net income	$6,822	$5,025

Foreign exchange losses (gains) (1)	1,314	(162)
Management transition costs(2)	155	241

Adjusted net income	$8,291	$5,104

	13 Weeks	13 Weeks
	Ended	Ended
	April 4,	March 29,
	2015	2014
Net income per share	$0.40	$0.29

Foreign exchange losses (gains) (1)	0.08	(0.01)
Management transition costs(2)	0.01	0.01

Adjusted net income per share	$0.49	$0.29

(1)	Represents the impact of foreign exchange rates on the re-measurement of balance sheet items not denominated in functional currency. Amounts are presented net of applicable income tax.
(2)	Represents transition costs related to changes in executive management. Costs include severance, along with benefits and related taxes, relocation, executive search fees, signing bonus and professional fees. Amounts are presented net of applicable income tax.

CONTACT:
Build-A-Bear Workshop
Voin Todorovic, 314-423-8000 x 5221
CFO